Exhibit 99.1

Ingersoll Rand Delivers 77% Increase in Second-Quarter Continuing EPS

on 7% Revenue Growth

•	Reported earnings per share of $0.76 from continuing operations, exceeding prior guidance of $0.62 to $0.72.

•	Revenues of $3,703 million in the second quarter, up 7% compared with 2009 (up 8% excluding the impact of currency), at high end of prior guidance of $3.6 to $3.7 billion.

•	Operating margins of 10.3% improved 2.8 percentage points year-over-year driven by productivity and volume.

•	Second-quarter orders increased 10% year-over-year, led by upswings in industrial, transport refrigeration, golf cars and HVAC in Asia.

•	Gross productivity of 4.4% for 2Q, negatively impacted by additional costs from supply chain inefficiencies.

•

Full-year EPS guidance increased to a range of $2.18 to $2.38 from continuing operations excluding $(0.12) of health-care tax expense. Third quarter EPS forecast of $0.70 to $0.80, including ($0.08) of restructuring/productivity investments.

Swords, Ireland, July 23, 2010 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, today announced that total reported revenues increased by 7% for the second quarter of 2010 compared with the 2009 second quarter; orders increased by 10%; and diluted earnings per share (EPS) from continuing operations exceeded the prior guidance range.

The company reported net earnings of $196.4 million, or EPS of $0.58, for the second quarter of 2010. Second-quarter net income included $256.7 million, or EPS of $0.76 from continuing operations, as well as $60.3 million of after-tax costs, equal to EPS of $(0.18), from discontinued operations. Second-quarter 2010 EPS from continuing operations included approximately $17 million of pre-tax restructuring/productivity investments, or EPS of $(0.04). Discontinued operations included an after-tax loss of approximately $39 million, or EPS of $(0.11), from an impairment charge related to the divestiture of the European refrigerated display case business.

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This compares to net earnings for the 2009 second quarter of $122.1 million, or EPS of $0.38, which included EPS of $0.43 from continuing operations and $(0.05) from discontinued operations. Second-quarter 2009 EPS from continuing operations included approximately $41 million of pre-tax restructuring/productivity costs, or EPS $(0.09).

“Our second-quarter 2010 earnings exceeded our prior expectations, primarily driven by higher revenues,” said Michael W. Lamach, chairman, president and chief executive officer. “The increase in orders we saw in the first half, coupled with a growing backlog and key new product introductions give us increased confidence that we will achieve better revenue and earnings growth than we anticipated when we began 2010. We are seeing continuing improvement in several of our key markets, including global demand for refrigerated transport and industrial, and strength in Club Car, North American residential HVAC and commercial HVAC in Asia. Our innovation and productivity initiatives are driving results as Ingersoll Rand employees continue to find new opportunities to serve customer needs, enhance operations and improve financial performance.”

Additional Highlights for the 2010 Second Quarter

Revenues: The company’s reported revenues increased 7% to $3,703.4 million, compared with revenues of $3,451.7 million for the 2009 second quarter. Total revenues excluding currency were up 8%, compared with 2009. Reported U.S. revenues were up 6%, and revenues from international operations increased by approximately 10% (up 11% excluding currency).

Operating Income and Margin: Operating income for the second quarter was $383.0 million, an increase of 48% compared with $259.1 million for the second quarter of 2009. The second-quarter operating margin was 10.3%, an increase of 2.8 percentage points compared to an operating margin of 7.5% for the same period of 2009. Higher volumes and continued strong productivity drove the increase in operating profits and margins. These improvements were partially offset by inflation and currency.

Interest Expense and Other Income/Expense: Interest expense of $71.1 million for the second quarter of 2010 decreased compared with $81.8 million in the 2009 second quarter, due to lower debt balances. Other income totaled $11.2 million for the second quarter, compared with $2.8 million of income for the second quarter of 2009. The year-over-year difference is primarily attributable to higher interest income and lower currency losses in 2010.

Taxes: The company’s reported tax rate for the second quarter was 18.8%, slightly above the initial projected rate of 18% due to higher earnings in the United States.

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Second-Quarter Business Review

The company reports the results of its businesses in four segments based on industry and market focus. The company’s four segments include: Climate Solutions, which includes the Trane commercial HVAC Systems, Hussmann and Thermo King businesses; Industrial Technologies, which includes Air and Productivity Solutions and Club Car; Residential Solutions, which includes the residential HVAC and security businesses; and Security Technologies, which includes the commercial security businesses. Segment operating margins for both 2009 and 2010 include restructuring expenses.

Climate Solutions delivers energy-efficient HVAC-R solutions globally and includes Trane, which provides HVAC systems and building services, parts, support and controls for commercial buildings; Hussmann, a leader in food merchandising solutions; and Thermo King, the leader in transport temperature control solutions. Reported revenues for the second quarter of 2010 were $2,018 million with operating income of $194.8 million. Total revenues for the second quarter increased by 6% (up 6% excluding currency), and operating earnings increased by 33% compared with the second quarter of 2009.

On a year-over-year basis, total commercial HVAC revenues increased 2% (up 1% excluding currency), with a 5% decline (down 5% excluding currency) in equipment and systems revenue and a 12% increase (up 11% excluding currency) in parts, services and solutions. Commercial revenues increased in all major geographic regions except Europe, with strong year-over-year improvements in Asia. Activity in North America continues to be constrained by sluggish non-residential construction markets. Bookings increased 9% and backlog was up 16%.

Total Thermo King refrigerated transport revenues increased 30% in the second quarter compared with last year, with strong improvements in all geographic regions. Total worldwide refrigerated trailer and truck revenues increased 39% compared with last year, reflecting improved activity in both the U.S. and overseas markets. Sea-going container revenues, auxiliary power units and worldwide bus revenues also increased due to improving end market activity. Thermo King bookings increased 22% year-over-year.

North American revenues for Hussmann refrigerated display cases increased 5% compared with the second quarter of 2009 from the continuing recovery in supermarket capital expenditures.

Second-quarter segment operating margin was 9.7%, including $9.5 million of restructuring/productivity investments, an increase of 2.0 percentage points compared with last year. Productivity actions and improved revenue mix offset the negative impact of higher commodity costs.

On July 16, 2010 the company announced that it plans to divest its European refrigerated display case business, which is sold under the KOXKA brand and was previously reported as part of the Climate Solutions segment. Because of the planned sale, the results of this business are now reported as part of discontinued operations, net of tax, for the second quarter of 2010 and all prior periods.

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Industrial Technologies provides products, services and solutions to enhance customers’ productivity, energy efficiency and operations. Products include compressed air systems, tools, fluid power products, and golf and utility vehicles. Total revenues in the second quarter of $625 million increased approximately 16% (up 16% excluding currency) compared with the second quarter of 2009. Air and Productivity revenues increased 13%, with volume increases in all major geographic regions. Revenues in the Americas increased 16% compared with last year as industrial markets continued to improve. Air and Productivity Solutions revenues outside the Americas increased by approximately 10% (up 12% excluding currency) compared with 2009, from improved activity in Asia. Bookings increased 29% year-over-year.

Club Car revenues increased 27% compared with the second quarter of 2009, due to improving golf and utility vehicle markets and market share gains in golf cars. Bookings were up 19%.

Second-quarter operating margin for Industrial Technologies of 12.6%, including $4.5 million of restructuring/productivity investments, increased by 5.5 percentage points compared with 7.1% last year, due to productivity, higher volumes from recovering industrial markets and new product introductions, and lower restructuring expenditures, partially offset by inflation.

Residential Solutions includes the Trane and Schlage brands which deliver safety, comfort and efficiency to homeowners throughout the Americas. Products, services and solutions include mechanical and electronic locks, HVAC systems, indoor air quality solutions and controls and remote home management systems. Second-quarter revenues were $641 million, an increase of approximately 10% (up 13% excluding currency) compared with 2009, as residential markets continued to show improved fundamentals after four years of declines.

Total residential security revenues decreased 8%. North American revenues increased by 7%, primarily due to improving remodeling markets and an uptick in the U.S. new builder channel. This improvement was more than offset by South American revenues, which were down by more than 60%, primarily due to significant negative currency translation. Total residential security bookings were down 10% year-over-year as a 6% gain in North America was offset by a sharp decline in South America, related to currency translation.

Residential HVAC revenues increased 14% compared with 2009 from improved sales to the replacement market. Bookings increased 7% compared to 2009.

Second-quarter segment operating margin of 10%, including $1.1 million of restructuring/productivity investments, improved 4.1 percentage points compared with 5.9% in 2009, due to higher volumes and productivity gains.

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Security Technologies is a leading global supplier of commercial security products and services. The segment’s market-leading products include mechanical and electronic security products; biometric and access-control systems; and security and time and attendance scheduling software. Second-quarter revenues of $421 million declined by approximately 1% (flat excluding currency) compared with the second quarter of 2009. This decrease reflects declining commercial building and remodeling markets, especially in the United States. Overall segment bookings were down 4% and down 7% in the Americas. Second-quarter operating margin improved to 21.0%, compared with 20.5% in the second quarter of 2009. The operating margin improvement was due to cost reduction from productivity gains and a $4.5 million year-over-year decrease in restructuring/productivity investments that more than offset lower volumes and unfavorable mix.

Balance Sheet and Liquidity

During the second quarter the company reduced its debt by $46 million. By year-end, the company expects to repay approximately $510 million of maturing term debt with available cash flow. During the quarter, the company entered a new three-year $1 billion revolving credit facility that replaced a credit facility expiring in August 2010. “We are continuing our focus on reducing debt and generating cash flow through higher earnings and managing our balance sheet,” said Lamach. “Second-quarter working capital management was significantly improved compared with the second quarter of 2009. Working capital was 2.9% percent of revenues and improved by 3 points year-over-year. Available cash flow for the second quarter and the first half of the year was above our initial target, and we expect to reach $1 billion in available cash flow for full year 2010.”

Productivity Actions

The company achieved total gross productivity of 4.4% in the second quarter compared with the second quarter of 2009. Second quarter was affected by $26 million of supply chain inefficiency costs incurred to meet higher volumes. These additional costs diminished total reported productivity by 80 basis points. The company remains on track to achieve 5% gross productivity savings for the full year.

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2010 Outlook

“A number of Ingersoll Rand’s major end markets continued to show signs of recovery in the second quarter of 2010, although some challenges remain,” said Lamach. “Second-quarter orders were up approximately 10% compared with last year. Our sustained order growth in the first half of the year and growing backlog underpin our confidence that we can reach our new revenue forecast for 2010, which we have revised upward. We see signs of recovery in worldwide industrial and refrigerated transport markets, Club Car, North American residential HVAC and Security, overall aftermarket activity and across several of our businesses in Asia. However, we expect challenging U.S. and European non-residential construction markets to continue to dampen results for Trane Commercial HVAC equipment and Commercial Security for the balance of the year.

“We anticipate revenues for full-year 2010 in the range of $13.7 to $13.9 billion, an increase of 4% to 6%. Full-year 2010 EPS from continuing operations is expected to be in the range of $2.06 to $2.26 (including health-care tax expense of $0.12). Costs related to discontinued operations are expected to equal $(0.27) per share. This full-year forecast increases the midpoint of our EPS from continuing operations range by $0.11 per share. This forecast also includes the effect of $0.25 per share of restructuring/productivity investments and also reflects a tax rate of 19% for continuing operations. Average diluted share count for full year 2010 is expected to be 341 million shares. Available cash flow for 2010 is expected to approximate $1.0 billion, based on projected earnings and working capital requirements.

“Given our current macroeconomic view, our third-quarter 2010 revenue forecast is $3,650 to $3,750 million, which would be an increase of approximately 5% to 8% compared with the third quarter of 2009,” said Lamach. “We expect to capture significant additional benefits from productivity programs. However, some of these benefits will be eroded by inflation. EPS from continuing operations for the third quarter are expected to be in the range of $0.70 to $0.80. The third-quarter forecast includes the effect of approximately $38 million of restructuring/productivity investments (EPS of $0.08). The third quarter forecast also reflects a tax rate of 19% for continuing operations and an average diluted share count of 340 million shares.

“Our internal business fundamentals continued to improve in the second quarter. We have globally recognized brands and leading market shares in all of our key businesses. Our balance sheet is solid and we will be reducing debt further in the third quarter. As the slow recovery of the world economy progresses, we will continue to invest in new products and innovation. We will relentlessly strive to improve our operations and to become a more efficient company,” said Lamach.

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This news release includes “forward-looking statements,” which are any statements that are not historical facts. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended December 31, 2009, in its Form 10-Q for the quarter ended March 31, 2010 and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and the impact of its incorporation in a non-U.S. jurisdiction, such as Ireland, are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and the company assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

All amounts reported within the earnings release above related to net earnings (loss), earnings (loss) from continuing operations, earnings (loss) from discontinued operations, and per share amounts are attributed to Ingersoll Rand’s common shareholders.

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Hussmann®, Ingersoll Rand®, Schlage®, Thermo King® and Trane®—work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $13 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

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07/23/10

(See Accompanying Tables)

•	Condensed Income Statement

•	Segments

•	Available Cash Flow

•	Balance Sheet Metrics

For more information, media may contact: Misty Zelent (704-655-5324), mzelent@irco.com.

For more information, investors and financial analysts may contact: Janet Pfeffer (704-655-5319), janet_pfeffer@irco.com; or Joe Fimbianti (732-652-6718), joseph_fimbianti@irco.com.

Table 1

INGERSOLL-RAND PLC

Condensed Consolidated Income Statement

(In millions, except per share amounts)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net revenues	$3,703.4	$3,451.7	$6,639.0	$6,369.6

Cost of goods sold	(2,655.8)	(2,515.5)	(4,811.5)	(4,702.7)

Selling & administrative expenses	(664.6)	(677.1)	(1,306.5)	(1,348.4)

Operating income	383.0	259.1	521.0	318.5

Interest expense	(71.1)	(81.8)	(142.1)	(149.1)

Other income (expense), net	11.2	2.8	19.9	15.9

Earnings before income taxes	323.1	180.1	398.8	185.3

Provision for income taxes	(60.9)	(34.4)	(115.7)	(46.8)

Earnings from continuing operations	262.2	145.7	283.1	138.5

Discontinued operations, net of tax	(60.3)	(18.1)	(75.1)	(32.8)

Net earnings	201.9	127.6	208.0	105.7

Less: Net earnings attributable to noncontrolling interests	(5.5)	(5.5)	(10.1)	(10.4)

Net earnings attributable to Ingersoll-Rand plc	$196.4	$122.1	$197.9	$95.3

Amounts attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$256.7	$140.1	$273.0	$128.1
Discontinued operations	(60.3)	(18.0)	(75.1)	(32.8)

Net earnings	$196.4	$122.1	$197.9	$95.3

Diluted earnings (loss) per share attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$0.76	$0.43	$0.81	$0.39
Discontinued operations	(0.18)	(0.05)	(0.22)	(0.10)

	$0.58	$0.38	$0.59	$0.29

Weighted-average number of common shares outstanding:
Diluted	339.1	325.0	337.8	323.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 2

INGERSOLL-RAND PLC

Business Review

(In millions, except percentages)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Climate Solutions
Net revenues	$2,017.5	$1,903.3	$3,620.1	$3,488.5
Operating income	194.8	146.1	229.6	159.9
and as a % of Net revenues	9.7%	7.7%	6.3%	4.6%

Industrial Technologies
Net revenues	624.7	539.7	1,169.4	1,077.3
Operating income	78.7	38.2	138.0	55.4
and as a % of Net revenues	12.6%	7.1%	11.8%	5.1%

Residential Solutions
Net revenues	640.6	582.1	1,036.1	974.8
Operating income	64.2	34.3	78.8	30.0
and as a % of Net revenues	10.0%	5.9%	7.6%	3.1%

Security Technologies
Net revenues	420.6	426.6	813.4	829.0
Operating income	88.4	87.5	153.2	152.4
and as a % of Net revenues	21.0%	20.5%	18.8%	18.4%

Total
Net revenues	$3,703.4	$3,451.7	$6,639.0	$6,369.6
Operating income	426.1	306.1	599.6	397.7
and as a % of Net revenues	11.5%	8.9%	9.0%	6.2%

Unallocated corporate expense	(43.1)	(47.0)	(78.6)	(79.2)

Consolidated operating income	$383.0	$259.1	$521.0	$318.5

and as a % of Net revenues	10.3%	7.5%	7.8%	5.0%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 3

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

Six Months Ended June 30, 2010
Cash flow from operating activities (a)	$258.8
Capital expenditures (a)	(72.4)

Available cash flow	$186.4

(a)	Includes both continuing and discontinued operations.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and cash flow.

The non-GAAP financial measure of available cash flow assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 4

INGERSOLL-RAND PLC

Balance Sheet Metrics

($ in millions)

UNAUDITED

	December 31,	June 30,
	2009	2010	2009
Net Receivables *	$2,094	$2,424	$2,469
Days Sales Outstanding	58.2	59.7	65.3

Net Inventory	$1,184	$1,429	$1,345
Inventory Turns	8.1	7.4	7.5

Accounts Payable	$1,065	$1,422	$1,076
Days Payable Outstanding	40.7	48.9	39.0

*	Net receivables excludes the impact of securitization and an indemnification receivable from WABCO of $398M relating to an EU fine assessed during the 2010 second quarter. This receivable has an offsetting liability recorded within other current liabilities.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION